EXHIBIT 11



             Statement re: Computation of Earnings Per Share

                             CULLEN/FROST BANKERS, INC.
                     Computation of Earnings Per Common Share
                      Primary and Fully Diluted (Unaudited)
                     (in thousands, except per share amounts)

                                                                December 31
----------------------------------------------------------------------------------
Primary Earnings Per Share                                1995     1994     1993
-------------------------------------------------------  -------  -------  -------
Income before Cumulative effect of accounting change     $46,279  $37,423  $38,797
Elimination of interest on 9.75% convertible
  subordinated debentures due 1996, net of tax                                  54
                                                         -------  -------  -------
Income applicable to common stock before
  cumulative effect of accounting change                  46,279   37,423   38,851
Cumulative effect of accounting change                                       8,439
                                                         -------  -------  -------
Net Income applicable to common stock                    $46,279  $37,423  $47,290
                                                         =======  =======  =======

Weighted average share outstanding                        11,154   11,059   10,922
Addition from assumed exercise of stock options              184      164      189
Addition from assumed conversion of 9.75%
  convertible subordinated debentures due 1996                                  40
                                                         -------  -------  -------
Weighted average number of common shares outstanding      11,338   11,223   11,151
                                                         =======  =======  =======

Primary earnings per common share:
  Income before cumulative effect of accounting change     $4.08    $3.33    $3.48
  Net income                                                4.08     3.33     4.24

                                                                December 31
----------------------------------------------------------------------------------
Fully Diluted Earnings Per Share                          1995     1994     1993
-------------------------------------------------------  -------  -------  -------
Income before Cumulative effect of accounting change     $46,279  $37,423  $38,797
Elimination of interest on 9.75% convertible
  subordinated debentures due 1996, net of tax                                  54
                                                         -------  -------  -------
Income applicable to common stock before
  cumulative effect of accounting change                  46,279   37,423   38,851
Cumulative effect of accounting change                                       8,439
                                                         -------  -------  -------
Net Income applicable to common stock                    $46,279  $37,423  $47,290
                                                         =======  =======  =======

Weighted average share outstanding                        11,154   11,059   10,922
Addition from assumed exercise of stock options              236      164      189
Addition from assumed conversion of 9.75%
  convertible subordinated debentures due 1996                                  40
                                                         -------  -------  -------
Weighted average number of common shares outstanding      11,390   11,223   11,151
                                                         =======  =======  =======

Primary earnings per common share:
  Income before cumulative effect of accounting change     $4.06    $3.33    $3.48
  Net income                                                4.06     3.33     4.24